Exhibit 4.10.3

CERTIFICATE OF TRUST

OF

CAPITAL ONE CAPITAL V

THIS Certificate of Trust of Capital One Capital V (the “Trust”), dated as of May 6, 2009, is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Capital One Capital V.

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely as Institutional Trustee

By:	/s/ D.G. Donovan
Name:	D.G. Donovan
Title:	Vice President

BNY MELLON TRUST OF DELAWARE, not in its individual capacity, but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

/s/ Thomas A. Feil
Thomas A. Feil, as Administrative Trustee

/s/ Stephen Linehan
Stephen Linehan, as Administrative Trustee